EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES THIRD QUARTER 2009 EARNINGS
COLDWATER, MICHIGAN, October 29, 2009 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced a loss for the quarter ended September 30, 2009 of $440,000 based on net loss available to common shareholders compared to earnings of $57,000 for the quarter ended September 30, 2008. Basic and diluted losses per share for the quarter ended September 30, 2009 were $(.22) compared to earnings of $0.03 for the same period in 2008. Monarch Community Bancorp also reported a net loss for the first nine months of 2009 of $2.2 million compared to earnings of $638,000 for the same period a year ago. Basic and diluted losses per share for the nine months ended September 30, 2009 were $(1.13) compared to earnings of $0.27 for the same period in 2008. The decline in net income and earnings per share for both periods was primarily due to the increase in loan loss provision required by the weak Michigan economy. The company continues to face the challenges of high unemployment and the deterioration of the real estate and housing markets. These challenges overshadow the core operating performance and strong capital position of the Company.
“Although we have seen signs of improvement in the economy at the national level, we have not seen similar trends in Michigan. We continue to respond aggressively to non-performing assets and maintain our reserves at levels we feel appropriate.” said Don Denney, President and CEO of Monarch Community Bancorp and Monarch Community Bank. “While we feel our approach is prudent, the additional reserve necessitated by the decline in real estate values and high unemployment has continued to impact our earnings.”
Total assets were $307.3 million at September 30, 2009 compared to $291.8 million at December 31, 2008. Total loans decreased $17 million (6.9%), to $230.5 million at September 30, 2009 from $247.5 million at December 31, 2008. Deposits increased $23.5 million, or 12.2%, to $215.7 million during the third quarter from $192.2 million at of the end of 2008.
The net interest margin for the third quarter of 2009 was 3.16% compared to 3.07% for the second quarter of 2009. The improvement in the margin was due to the repayment of more costly wholesale funds including Federal Home Loan Bank advances and brokered deposits. The company also continues to focus on deposit pricing strategies and growing deposits to reduce its cost of funds. The net interest margin decreased 19 basis points to 3.10% for the nine months ending September 30, 2009 compared to 3.29% for the same period in 2008. The decline in margin year over year was due to the change in earning assets as the bank has seen runoff in the mortgage portfolio as loan originations have moved into the secondary market, (see further discussion below). The investment portfolio has increased offsetting the decrease in the loan portfolio; however, the investments are a lower yielding asset. The decline was also due to the bank’s yield on earning assets decreasing more rapidly than its cost of funds. Management attributes this to the declining interest rate environment consistent throughout 2008 and into 2009.

The provision for loan losses was $1.3 million in the third quarter compared to $731,000 during the third quarter of 2008. The higher provision was necessary due to the continued net charge off activity and non-performing assets. The Company continues to monitor real estate dependent loans and focus on asset quality. Non-performing assets totaled $13.6 million at the end of the third quarter of 2009, an increase of $9 million from December 31, 2008, and an increase of $7.6 million from September 30, 2008. Net charge offs for the quarter ended September 30, 2009 were $814,000 compared to $442,000 for the same period in 2008. Year to date 2009 net charge offs totaled $2.1 million compared to $1.0 million for the same period a year ago. Net charge offs year to date consisted of 64% one to four family residential mortgages, 18% commercial real estate, 13% consumer and the remaining 5% included construction, commercial and industrial and home equity lines of credit.
Non-interest income increased $194,000 or 22% from $898,000 during the third quarter of 2008 to $1,092,000 for the third quarter of 2009. The increase was primarily due to the increase in mortgage banking income, which is attributable to the increase in mortgage refinancing activity. The refinancing activity has been driven by the unprecedented low mortgage rates available over the past nine months. Non-interest income for the first nine months of 2009 increased $1.1 million or 38.5%, compared to the same period a year ago, for the same reasons mentioned previously.
Non-interest expense increased $227,000 or 10%, for the third quarter of 2009, compared to the same period a year ago. Non-interest expense was directly impacted by the increases in FDIC insurance expense and amortization of mortgage servicing rights. The increase in amortization of mortgage servicing rights has been a byproduct of the previously mentioned mortgage refinancing activity. Increases in costs associated with non-performing assets and foreclosed properties such as professional fees, collection and maintenance costs, and impairment charges related to the disposition of other real estate, also directly impacted non-interest expense. Non-interest expense increased $672,000 or 9.7%, from $6.9 million during the nine months ended September 30, 2008 to $7.6 million for the nine months ended September 30, 2009.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Donald L. Denney, CEO (517) 279-3978	Rebecca S. Crabill, CFO (517) 279-3956